Exhibit 10 (e)
IUE-CWA-GM-DELPHI
SPECIAL ATTRITION PROGRAM
Due to the extraordinary circumstances in the domestic auto industry and the Delphi bankruptcy, the parties agree to the following special one-time program (“The Program”):
1)	Delphi and the IUE-CWA agree on the following Special Attrition Program for Delphi employees who are participants in the Delphi Hourly-Rate Employees Pension Plan (“Delphi HRP”):
a)	An attrition program will be run for Delphi employees as follows:
i)	$35,000 for normal or early voluntary retirement retroactive to October 1, 2005.

ii)	50 & 10 Mutually Satisfactory Retirement (MSR).
Provisions l.ai and l.aii will apply to employees who are eligible to retire by or on January 1, 2007. Employees will be allowed to retire when their services are no longer required but in any event no later than January 1, 2007.
b)	Any employee with at least 26 and less than 30 years of credited service regardless of age will be eligible for special voluntary placement in a pre-retirement program under the following terms:
i)	Employees electing this pre-retirement program must be eligible no later than July 1, 2006.

ii)	Employees will retire without additional incentives when they first accrue 30 years of credited service under the provisions of the Delphi HRP.

iii)	The gross monthly wages while in the program will be:
(1)	29 years credited service $2,900

(2)	28 years credited service $2,850

(3)	27 years credited service $2,800

(4)	26 years credited service $2,750
Wages will be paid weekly on an hourly basis (2,080 hours per year) and will remain at that rate until 30 years of credited service is accrued. Employees electing this program will be treated the same as protected status employees with the following exceptions: (1) not eligible for Cost of Living Allowance (COLA); and (2) not eligible for vacation pay except as was earned and unpaid prior to the commencement of this Pre-Retirement Program. For purposes of pension benefits, the Benefit Class Code will be determined using the twenty-four month look back period as specified in Appendix A of the Delphi HRP, with said period starting from the last day worked prior to the commencement of the pre-retirement program. For purposes of life insurance, the amount of life insurance will be based on the base rate as of the last day worked prior to the commencement of the pre-retirement program.
iv)	Within ten (10) business days after the first date on which any employees are eligible to receive wage payments in accordance with Paragraph 1 .b.iii above, Delphi will establish a segregated payment account (the “Account”) in the amount of $12 million (the “Ceiling Amount”). The funds in the Account will be available to reimburse Delphi for the payment of weekly wage payments (which will be paid through Delphi’s normal payroll process) under Paragraph 1.b.iii. above or for direct wage payments to employees entitled to receive such payments, as described in this Paragraph.

1 of 5

1.	Delphi shall not draw funds from the Account for purposes of this Paragraph until a date (the “Permitted Draw Down Date”), which shall be the later of the Final Election Date or the Adequate Funding Date (see definitions below). Prior to the Permitted Draw Down Date, payments to satisfy the obligations to employee participants pursuant to this Paragraph will be drawn from Delphi’s available cash.

2.	If, on the Permitted Draw Down Date, the Anticipated Liability is less than the Ceiling Amount, Delphi shall be permitted to draw such funds out of the Account so that the balance remaining in the Account is equal to the Anticipated Liability.
The Final Election Date shall be the first of the month following the last day on which employees at any IUE-CWA-Delphi facility can make an election to participate in the pre-retirement program described in Paragraph l.b., or sooner if determined by the IUE-CWA-Delphi National Parties.
The Adequate Funding Date shall be the date on which the Ceiling Amount is greater than or equal to the Anticipated Liability.
The Anticipated Liability shall be an amount, calculated after the Final Election Date, sufficient to pay all of the remaining liabilities under Paragraph l.b.iii. for all employees who have elected to participate in such program for the full remaining duration of such program. The Anticipated Liability shall be calculated based on the number of eligible employees, the remaining duration of the wage payments, and the applicable pay rates.
3.	The funds in the Account shall be available to satisfy the obligations of this Paragraph and for no other purpose. The Bankruptcy Court order approving the Program shall specifically provide that under no circumstances (including but not limited to conversion of Delphi’s Chapter 11 cases to Chapter 7 proceedings) shall the assets in the Account be available to satisfy the claims of any party other than the employees. This Program is, in its entirety, contingent on entry of an order which, to the satisfaction of the IUE-CWA and Delphi National Parties provides the protections described in this Paragraph.
c)	Delphi employees who are active or on leave status will be offered lump sum buyouts to sever all ties with Delphi and GM except vested pension benefits (exclusive of supplements) on a date no later than January 1, 2007. Employees (except employees at the Gadsden, Alabama operations) with 10 or more years of seniority or credited service, whichever is greater, are eligible for $140,000; employees with three (3) but less than 10 years seniority or credited service, whichever is greater, are eligible for $70,000; and employees with one (1) but less than three (3) years of seniority or credited service, whichever is greater, are eligible for $40,000 (the “Buyout Payments”), paid in lump sum, less withholdings. Delphi and GM will each pay one-half of the Buyout Payments due under this paragraph 1.c. Notwithstanding paragraph 3 below, GM will receive an allowed prepetition general unsecured claim in the aggregate amount of all Buyout Payments actually paid by GM pursuant to the Program.

d)	The application period, timing of retirements and buyouts, release dates, and number of sign-up dates will be determined by Delphi based upon staffing considerations. These dates may vary by location. In no event will the application period extend beyond 45 days from the agreed upon roll-out date for the Program unless mutually agreed by the Delphi-IUE-CWA National Parties.

2 of 5

e)	All participants will be required to sign a release of all claims against Delphi and GM, except workers’ compensation claims.

f)	An employee may only select one of the options described in subparagraphs l.a.i, 1.a.ii., 1.b and 1.c hereof.
2)	GM, the IUE-CWA and Delphi agree that any employee electing to retire under option l.a.i , l.a.ii., or 1.b. above or under the New Brunswick Special Attrition Program dated May 25, 2006 (the “New Brunswick SAP”) will be permitted to either retire from Delphi or, provided they “check the box”, transition to GM for purposes of retirement and receive other post-retirement benefits (i.e., health care coverage and life insurance benefits) from GM as any other GM IUE-CWA retiree; provided, however that any health care coverage from GM will be as amended pursuant to the Health Care Discussions Agreement dated April 10, 2006 between GM and the IUE-CWA (the “Health Care Discussions Agreement”); provided further that employees who retire under option 1.a.i prior to entry of the order described in subparagraphs l.b.iv.3 and 3.a hereof will not be permitted to “check the box.” Any employee choosing option l.b. above will be considered a Delphi employee until they retire. Employees checking the box who have 100% of his/her credited service in the Delphi HRP will receive 100% of their pension benefit from the Delphi HRP. Notwithstanding paragraph 3 below, any obligations assumed by GM under the “check the box” provisions of this paragraph shall be conclusively deemed to be comprehended by, included within, and shall constitute a prepetition, general unsecured claim assertable by GM against the estate of Delphi Corporation under Delphi’s general indemnity of GM under the Master Separation Agreement. Neither Delphi Corporation nor any of its debtor affiliates may object on any grounds to the allowance of such claim; provided, however, that Delphi Corporation and any of its debtor affiliates reserve the right to object to the economic value of such claim (in the nature of assumptions such as discount rate, health care trend rates, mortality, other withdrawal rates and current and future expected benefit plan design changes). This limited objection waiver applies to Delphi, only, and not for other parties in interest, for which all rights are expressly reserved to object to the allowance of such claim under any grounds other than it was not assertable under the Master Separation Agreement.

3)	The parties acknowledge the following matters regarding the Special Attrition Program:
a)	Delphi’s participation in this Program is subject to the approval of the U.S. Bankruptcy Court; which approval Delphi will seek promptly at the June 29, 2006 omnibus hearing should this Program be finalized in time for Delphi to file a motion on ten days notice without objection from the Creditors Committee or as otherwise permitted by the Case Management Order in Delphi’s Chapter 11 cases. In the event such participation is not allowed by the Bankruptcy Court, no party will have any obligations under this Program. GM’s obligations in respect of the Program are subject to approval of the Program by the U.S. Bankruptcy Court pursuant to entry of an order that provides for the allowance and/or treatment of GM’s claims as described in this Program and is otherwise reasonably satisfactory to GM, Delphi and the IUE-CWA based on the prior special attrition program order approved in Delphi’s chapter 11 cases.

b)	For the avoidance of doubt, any obligations assumed by GM under this Program with respect to OPEB under Paragraph 2 above or active health care and life insurance under 3.d below shall be conclusively deemed to be comprehended by, included within, and shall constitute a prepetition, general unsecured claim assertable by GM against the estate of Delphi Corporation under Delphi’s general indemnity of GM under the Master Separation Agreement. GM agrees to pay the amounts due under Paragraph 1.a.i above and to pay 50% of the aggregate amounts due under Paragraph 1.c above (except for any payments made to participants who are employed at

3 of 5

or retired from Delphi New Brunswick Operations), as well as to assume and pay OPEB payments to Delphi employees who “check the box” for purposes of retirement.
c)	This Program shall not be subject to abrogation, modification or rejection without the mutual consent of the IUE-CWA, GM and Delphi and the order obtained in the Bankruptcy Court by Delphi approving this Program shall so provide. The parties further agree (and the Bankruptcy Court order shall also provide) that this Program is without prejudice to any party-in-interest (including the parties to this Program and the official statutory committees appointed Delphi’s chapter 11 cases) in all other aspects of Delphi’s Chapter 11 cases, including by illustration, Delphi’s and GM’s respective positions in all commercial discussions and claims matters between them, all collective bargaining matters involving the parties, in any proceedings under Sections 1113 and/or 1114 of the Bankruptcy Code with respect to the IUE-CWA and under Section 365 of the Bankruptcy Code with respect to GM’s contracts with Delphi, in any pension termination proceeding under ERISA and/or the Bankruptcy Code, and all claims administration and allowance matters.

d)	Nothing in this Program, the Bankruptcy Court’s approval of such Program, or the performance of any obligation hereunder, shall limit or otherwise modify (a) Delphi’s rights under Section 4041 of ERISA, or (b) Delphi’s rights under Section 1113 and/or 11 14 of the Bankruptcy Code with regard to any obligations which pre-existed this Program (including pre-existing obligations referenced within this agreement), such as (by way of illustration only) the obligation to maintain the hourly pension plan or provide retirees or active employees (including employees/retirees participating in the attrition programs contained in this Program) with levels of healthcare or other benefits as specified in pre-existing labor agreements. Under no circumstances shall Delphi freeze its pension plan covering IUE-CWA represented employees in a manner that prevents employees in the pre-retirement program described in paragraph 1.b. above or in the New Brunswick SAP from receiving on-going credited service sufficient to reach 30 years of credited service. Delphi shall provide the same healthcare and life insurance coverage to employees participating in paragraph l.b. or in the New Brunswick SAP that it provides to its other active IUE-CWA employees; provided, however, that if Delphi reduces or eliminates such coverage provided to its active IUE-CWA employees, GM shall subsidize such coverage provided to employees participating in paragraph l.b. above or in the New Brunswick SAP up to the level provided to GM-IUE-CWA active employees as provided in the GM-IUE-CWA Health Care Discussions Agreement. Except as otherwise expressly provided herein, nothing in this Program shall limit, expand or otherwise modify the rights or obligations of any party under the Benefit Guarantee between GM and the IUE-CWA.

4 of 5

e)	Nothing contained herein, in the Bankruptcy Court’s approval of this Program, or the performance of any obligation hereunder, shall constitute an assumption of any agreement described herein, including, without limitation (a) any collective bargaining agreement between the IUE-CWA and Delphi or (b) any agreement between GM and Delphi, nor shall anything herein, in the Bankruptcy Court’s approval of this Program, or the performance of any obligation hereunder, be deemed to create or give rise to an administrative or priority claim with respect to, in favor of, or for the benefit of GM or convert a prepetition claim into a postpetition claim or an administrative expense with respect to any party.
Date: June 16, 2006

5 of 5